Exhibit 99.1

PACR	PACCAR Inc Public Affairs Department P.O. Box 1518
Press Release	Bellevue, WA 98009

Contact: Ken Hastings (425) 468-7530 ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Elects New Directors

April 30, 2024, Bellevue, Washington – Mr. Pierre Breber and Mr. Brice Hill have been elected to the PACCAR Inc Board of Directors, effective July 1, 2024, according to Mark Pigott, PACCAR executive chairman. “PACCAR is very pleased that Pierre Breber and Brice Hill will be joining the Board. Mr. Breber’s finance and international operations experience in the energy industry, and Mr. Hill’s years as a senior finance and operations executive in the technology industry, will benefit PACCAR in its global growth,” said Mark Pigott.

Mr. Breber held several senior executive roles in finance and operations during his 34 years at Chevron. He served as chief financial officer from
2019 – 2024 and as executive vice president of global refining and marketing from 2016 – 2018. He was executive vice president over trading, LNG marketing, pipeline and shipping businesses from 2014 – 2015 and managing director of Chevron’s Asia South exploration and production business from 2011 – 2013. He was also a senior leader in finance roles such as treasurer, controller and investor relations. He earned a bachelor’s and a master’s degree in mechanical engineering from UC Berkeley, and an MBA from Cornell University.

Mr. Hill is a semiconductor industry veteran with more than 30 years of experience in finance, global operations and strategy. He is the chief financial officer at Applied Materials, a position he has held since 2022. He also served as chief financial officer at Xilinx Corporation from 2020 – 2022. He had an excellent 25-year career at Intel in senior finance and operations roles, including as chief financial officer and chief operating officer of the Technology, Systems and Core Engineering Group. He began his career in finance at General Motors. He earned a bachelor’s degree in finance and economics from the University of Washington and an MBA from the University of Michigan.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business. PACCAR shares are listed on the NASDAQ Stock Market, symbol PCAR. Its homepage is www.paccar.com.